Exhibit 99.1

iCAD, Inc. Announces $7.0 Million Private Placement of Unsecured Subordinated Convertible Debentures

NASHUA, N.H., Dec. 20, 2018 (GLOBE NEWSWIRE) — iCAD, Inc. (ICAD), a global medical technology company providing innovative cancer detection and therapy solutions, today announced that it has entered into definitive agreements to sell unsecured subordinated convertible debentures, due three years following issuance, to certain institutional and accredited investors, including participation by all directors and executive officers of iCAD, in a private placement with gross proceeds of approximately $7.0 million. iCAD expects to close the sale of the debentures on or about December 21, 2018, subject to the satisfaction of customary closing conditions.

With the recent U.S. FDA clearance of ProFound AI for mammography, a high-performance, cancer detection AI technology, the company will have added funds to bolster its commercial capability in what is a substantial addressable market. Improved detection, along a significant reduction in reading time, makes iCAD’s newly cleared offering a beneficial addition to advanced 3D Tomosynthesis mammography systems.

Added funds will also bolster the company’s momentum in the area of intra-operative radiation therapy (IORT). A number of recently published studies have indicated that Xoft’s non-shielded room, less than 15 minute electronic brachytherapy solution, achieves equivalent recurrence rates to that of 5 to 7 weeks of external beam radiation therapy.

With core technologies in both imaging artificial intelligence and intra-operative radiation therapy, the company possesses two scalable technology platforms. The $7.0 Million funding will allow for the addition of incremental sales personnel as well as additive service and technical support personnel for both businesses.

The specifics of the financing are as follows. Interest on the debentures will be payable semi-annually in cash, at a rate per annum of 5%. At any time prior to maturity, the debentures are convertible into shares of iCAD common stock at a conversion price of $4.00 per share, subject to adjustment. Upon the satisfaction of price and other conditions, iCAD has the right to force the conversion of the debentures. In connection with such forced conversion only, iCAD is required to pay additional interest on the debentures, equal to the interest payable to the holder through the maturity date, which may be paid by iCAD in shares of common stock, subject to the satisfaction of certain conditions. The debentures are unsecured and subordinate to iCAD’s existing indebtedness. The outstanding principal and accrued interest on the debentures will be due and payable on the three-year anniversary of the issuance date. The debentures will be guaranteed by iCAD’s subsidiaries. The Company intends to use the proceeds from the sale of debentures for general corporate purposes.

Craig-Hallum Capital Group is acting as exclusive placement agent in connection with this transaction.

The securities issued in this offering will not be registered under the Securities Act of 1933, as amended (Securities Act), or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. Pursuant to a registration rights agreement, iCAD has agreed to file a registration statement with the SEC to register the resale of the shares of common stock underlying the debentures by January 31, 2019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About iCAD

Headquartered in Nashua, NH, iCAD is a global medical technology company providing innovative cancer detection and therapy solutions. Xoft is a radiation therapy business owned by iCAD. For more information, visit www.icadmed.com.

Safe Harbor Statement

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company’s ability to defend itself in litigation matters, to achieve business and strategic objectives, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, uncertainty of future sales levels, protection of patents and other proprietary rights, product market acceptance, possible technological obsolescence of products, increased competition, litigation and/or government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company; and other risks detailed in the Company’s filings with the SEC. The words “believe”, “demonstrate”, “intend”, “expect”, “would”, “could”, “consider”, “project”, “estimate”, “will”, “continue”, “anticipate”, “likely”, “seek”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Unless otherwise required by law, the Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the SEC, including, but not limited to, Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended September 30, 2018, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.